Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mittal Steel Company N.V.:
We consent to the incorporation by reference in the Registration Statement on Form F-3 and related Prospectus/Consent Solicitation Statement of Mittal Steel Company N.V. of our report dated October 28, 2004 (except for Note 1, Basis of preparation, as to which the date is November 26, 2004), with respect to the Consolidated Financial Statements of Iscor Limited and subsidiaries as of December 31, 2002 and 2003 and for each of the years in the two year period ended December 31, 2003, and of our report dated February 8, 2005, with respect to the Consolidated Financial Statements of Ispat Iscor Limited and subsidiaries as of and for the year ended December 31, 2004, which reports appear in the annual report on Form 20-F of Mittal Steel Company N.V. for the year ended December 31, 2005, and to the reference to our firm under the heading “Experts” in the Prospectus/Consent Solicitation Statement.
As stated in our report dated October 28, 2004 (except for Note 1, Basis of preparation, as to which the date is November 26, 2004), with respect to the Consolidated Financial Statements of Iscor Limited and subsidiaries as of December 31, 2002 and 2003 and for each of the years in the two year period ended December 31, 2003, such consolidated financial statements were restated for the treatment of negative goodwill in conformity with International Financial Reporting Standards.
Pretoria, South Africa
February 20, 2007
/s/ KPMG Inc.